Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Global Ship Lease, Inc. of our report dated March 18, 2025 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Global Ship Lease, Inc.'s Annual Report on Form 20-F for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece
September 23, 2025